Exhibit 10.27

RPX CORPORATION

COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

(ADOPTED JANUARY 20, 2011, EFFECTIVE AS OF THE COMPANY’S INITIAL PUBLIC OFFERING)

A.	Cash Compensation

1.	Directors will not receive any cash compensation for their service on the Board of Directors (the “Board”) or Board committees.

2.	The reasonable expenses incurred by directors in connection with attendance at Board and Board committee meetings will be reimbursed upon submission of appropriate documentation.

B.	Equity Compensation

1.	Initial stock option to purchase up to 60,000 shares of Common Stock. The options will vest in equal installments over 36 months of continuous service, with immediate full vesting in the event of a change in control of the Company. The option will be granted by the Board or Compensation Committee under the Company’s 2011 Equity Incentive Plan (the “EIP”) to newly elected directors in conjunction with the non-employee director’s initial appointment or election to the Board. A non-employee director who previously was an employee of the Company will not receive an initial stock option.

2.	Annual stock option to purchase up to 7,500 shares of Common Stock. The options will vest in equal monthly installments over 12 months of continuous service, with immediate full vesting in the event of a change in control of the Company. The options will be granted by the Board or Compensation Committee under the EIP in conjunction with the Company’s Annual Meeting of stockholders. A non-employee director who previously was an employee is eligible for annual stock options. A non-employee director who joined the Board within 12 months prior to an Annual Meeting will receive a pro-rated annual stock option grant, with the number of shares determined based on the number of whole months of Board service provided during the prior 12 month period.

C.	General

1.	All options will have a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant.

2.	All options will have a term of 10 years from the date of grant, subject to earlier termination 3 months after termination of the director’s service (12 months in the event of death or disability).

3.	In the event of a subdivision of the outstanding common stock, a declaration of a dividend payable in common stock or a combination or consolidation of the outstanding common stock (by reclassification or otherwise) into a lesser number of shares, a proportionate adjustment will automatically be made in the size of the initial and annual stock options described in Section B above. In the event of a declaration of an extraordinary dividend payable in a form other than common stock in an amount that has a material effect on the price of common stock, a recapitalization, a spin-off or a similar occurrence, the Board or Compensation Committee will make such adjustments in the size of the initial and annual stock options as they, in their sole discretion, determine appropriate.